STATEMENT BY BODISEN BIOTECH CEO BO CHEN REGARDING LITIGATION IN CHINA RELATED TO STOCK SHARES IN CHINA NATURAL GAS

Shaanxi, China-November 16, 2007-Bodisen Biotech, Inc. (the “Company”) (London AIM: BODI, Pink Sheets: BBCZ, website: www.bodisen.com) today is addressing recent reports of litigation against the Company initiated by a shareholder of China Natural Gas (CHNG).

In a recent press release, China Natural Gas (CHNG) reported that “a shareholder” had instituted litigation in the Chinese court system in Shaanxi province challenging the validity of the company’s ownership of approximately 2.06 million shares of CHNG stock. That “shareholder” is Mr. Xiang Ji, who was born in 1986 and is studying in England, the son of CHNG Chairman and CEO Mr. Qinan Ji. In response to news of this development, Mr. Bo Chen, company CEO and Chairman, stated:

“BBC obtained the shares in question in September, 2005 in a share transfer agreement that our company has fully performed its obligations under. Since the time of this transaction, both firms have made appropriate and repeated disclosure of the company’s stake in CHNG. It is unfortunate that now, for whatever reason, Mr. Xiang Ji has initiated this lawsuit. Rest assured that the company will vigorously and thoroughly defend against this claim to the full extent of the law.”

About Bodisen Biotech, Inc.

Bodisen Biotech, Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. The Company is headquartered in Shaanxi province and is a Delaware corporation. The Company’s environmentally friendly “green” products have been proven to improve soil and plant quality and to increase crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties, and the outcome of events may differ materially from those described in the forward-looking statements.

For more information contact:

Scott King, US Representative

(219) 939-3073

sking@scottkinggroup.com